Exhibit B-211

Certificate of Registration
on Change of Name

Corporations Law Sub-section 171 (12)

This is to certify that

GAS TRANSMISSION CORPORATION (ASSETS) PTY

LTD

Australian Company Number 079 136 413

did on the third day of November 1997 change its name to

TRANSMISSION PIPELINES AUSTRALIA (ASSETS)
PTY LIMITED

Australian Company Number 079 136 413

The company is a proprietary company.

The company is limited by shares.

The company is registered under the Corporations Law of Victoria and the date of commencement of registration is the thirtieth day of June, 1997.

                           Given under the seal of the Australian Securities Commission on this third day of November, 1997.

                           Alan Cameron
                           Chairman